Exhibit 12.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

June 2, 2023

Fundrise Growth eREIT III, LLC

c/o Fundrise, LLC

11 Dupont Circle NW, 9th Floor

Washington, D.C. 20036

Re:	Securities Qualified under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Offering Circular on Form 1-A (CIK 0001758744) (as amended or supplemented, the "Offering Statement”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Post-Qualification Amendment and the offering by Fundrise Growth eREIT III, LLC, a Delaware limited liability company (the “Company”) of up to $75,000,000 of the Company’s common shares representing limited liability company interests of the Company (the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included in the Offering Statement as Appendix A, the Shares will be validly issued and fully paid and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption "Legal Matters" in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Fundrise Growth eREIT VII, LLC

June 2, 2023

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP